Exhibit 16

Harold Spector, CPA

SPECTOR & ASSOCIATES, LLP
Certified Public Accountants

70 South Lake Ave. Suite 630
Pasadena, CA 91101-2638

Phone:	888-584-5577
Fax:	626-584-6447
Email:	spector@swdcpa.com

September 27, 2010

Office of the Chief
Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of Movtination Inc. On September 22, 2010, we resigned as the independent registered public accounting firm of Movtivnation, Inc. We have read Movtivnation Inc.’s statements included under Item 4.01 of its Form 8-K Amendment No. 1 dated September 27, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with Movtivnation Inc.’s statements related to the engagement of Gumbiner Savett Inc., Certified Public Accountant as the independent registered public accounting firm.

Sincerely,

/s/ Harold Spector, CPA
Harold Spector, CPA
Pasadena, California